(a)(1)(vii)

AMENDMENT NO. 6 TO DECLARATION OF TRUST OF

ING SEPARATE PORTFOLIOS TRUST

Establishment of New Series

Effective: March 8, 2012

THIS AMENDMENT NO. 6 TO THE DECLARATION OF TRUST OF ING SEPARATE PORTFOLIOS TRUST (the “Trust”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees of the Trust on March 8, 2012, with respect to ING Emerging Markets Corporate Debt Fund, ING Emerging Markets Hard Currency Debt Fund, ING Emerging Markets Local Currency Debt Fund, and ING Loan Fund, four new series of the Trust, acting pursuant to Article III, Section 6 and Article X, Section 1 of the Declaration of Trust of the Trust. These resolutions serve to establish and designate four new series of the Trust.

ING SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Separate Portfolios Trust (the “Trust”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of the Trust at a meeting held on March 8, 2012 with regard to the establishment of ING Emerging Markets Corporate Debt Fund, ING Emerging Markets Hard Currency Debt Fund, ING Emerging Markets Local Currency Debt Fund, and ING Loan Fund of the Trust:

RESOLVED, that pursuant to Article III, Section 6 and Article X, Section 1 of the Declaration of Trust of ING Separate Portfolios Trust (“SPORTS”) dated March 2, 2007, as amended (the “SPORTS Declaration of Trust”), the establishment of four additional series of SPORTS designated as ING Emerging Markets Corporate Debt Fund, ING Emerging Markets Hard Currency Debt Fund, ING Emerging Markets Local Currency Debt Fund, and ING Loan Fund, or substantially similar names (each a “Pooled Investment Vehicle Fund” and collectively, the “Pooled Investment Vehicle Funds”), considered by the Investment Review Committee for the International/Balanced/Fixed Income Funds presented in the memorandum to the Board of Trustees of SPORTS, be, and it hereby is, approved; and

FURTHER RESOLVED, that the officers of SPORTS be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an Amendment to the SPORTS Declaration of Trust to establish the Pooled Investment Vehicle Funds, to be effective on a date deemed appropriate by the officers of SPORTS.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated: June 29, 2012